SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Mercury General Corporation

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4484 Wilshire Boulevard

Los Angeles, California 90010

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

To The Shareholders of

Mercury General Corporation

Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California on May 10, 2017 at 10:00 a.m., for the following purposes:

1.	To elect nine directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.	To consider an advisory vote on executive compensation;

3.	To consider an advisory vote on the frequency of future advisory votes on executive compensation; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 16, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

March 31, 2017

MERCURY GENERAL CORPORATION

4484 Wilshire Boulevard

Los Angeles, California 90010

PROXY STATEMENT

The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 10, 2017, at The Wilshire Country Club, 301 Rossmore Avenue, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about March 31, 2017.

All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director; FOR the proposal regarding an advisory vote on executive compensation; and every ONE YEAR in response to the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.

Shareholders of record at the close of business on March 16, 2017 will be entitled to vote at the meeting. As of that date, 55,306,077 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

VOTING

In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than nine persons.

The advisory vote on executive compensation will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. The advisory vote on executive compensation is a non-binding advisory vote; however, the Compensation Committee and Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes. Broker non-votes are not counted for the purpose of determining whether a matter has been approved.

The advisory vote on the frequency of the advisory vote on executive compensation will be decided by the alternative receiving the affirmative vote of the highest number of shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. Because the advisory vote on the frequency of the advisory vote on executive compensation is a non-binding advisory vote, the Board may decide that it is in the best interests of shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the shareholders.

Pursuant to applicable New York Stock Exchange (“NYSE”) rules, your broker will not have discretion to vote absent direction from you on the matters to be presented at the Annual Meeting because such matters are considered “non-routine” within the meaning of such rules.

The Board of Directors recommends that shareholders vote FOR election of the nine directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 5); FOR the proposal regarding an advisory vote on executive compensation (see page 24); and every ONE YEAR in response to the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (see page 25).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2017 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
George Joseph	18,809,693	(1)	34.0%
Gloria Joseph	9,160,000	(1)	16.6%
BlackRock, Inc.	6,302,338	(2)	11.4%
Capital Income Builder	2,909,700	(3)	5.3%
Gabriel Tirador	52,727	(4)	*
Theodore Stalick	4,632		*
Robert Houlihan	26,608	(4)	*
Allan Lubitz	19,616	(4)	*
Michael D. Curtius	21,500		*
James G. Ellis	—		*
Joshua E. Little	—		*
Martha E. Marcon	—		*
John G. Nackel	—		*
Glenn S. Schafer	—		*
Donald R. Spuehler	3,200		*
All Executive Officers and Directors	18,981,513	(4)	34.3%

*	Less than 1.0% of the outstanding Common Stock.
(1)	As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on February 8, 2017, indicating beneficial ownership as of January 31, 2017 of 6,302,338 shares of the Company’s common stock with the sole power to vote or direct the vote of 6,222,426 shares and the sole power to dispose or to direct the disposition of 6,302,338. The Amendment to Schedule 13G filed by BlackRock amends the most recent Schedule 13G filing made by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission by Capital Income Builder on February 14, 2017, indicating beneficial ownership as of December 30, 2016 of 2,909,700 shares of the Company’s common stock with the sole power to vote or direct the vote of zero shares and the sole power to dispose or to direct the disposition of zero shares of the Company’s common stock. The Amendment to Schedule 13G filed by Capital Income Builder amends the most recent Schedule 13G filing made by Capital Income Builder. The address of Capital Income Builder is 333 South Hope Street, Los Angeles, California 90071.

(4)	The table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 31, 2017: Mr. Tirador, 12,500; Mr. Houlihan, 17,500; and Mr. Lubitz, 5,000. The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company.

The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. The proxy will not be voted for more than nine nominees.

The table below indicates the position with the Company, tenure as director and age of each nominee as of March 31, 2017.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	95	1961	(1)
Gabriel Tirador	President, Chief Executive Officer and Director	52	2003
Michael D. Curtius	Director	66	1996
James G. Ellis	Director	70	2014
Joshua E. Little	Director	46	2017
Martha E. Marcon	Director	68	2008
John G. Nackel	Director	65	2015
Glenn S. Schafer	Director	67	2015
Donald R. Spuehler	Director	82	1985

(1)	Date shown is the date elected a director of Mercury Casualty Company, a predecessor of the Company. Mr. Joseph was elected a director of the Company in 1985.

Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors. Other than Mr. Joseph being an uncle to Charles Toney, the Company’s Vice President and Chief Actuary, there are no family relationships among any of the Company’s directors, executive officers or nominees for director or executive officer.

Each nominee for election to the Board of Directors has extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, the directors have developed attributes and skills in management of capital, risk and operations. In addition, a majority of the directors have longstanding relationships with the Company, with five of the nine director nominees serving on the Board of Directors or in executive positions with the Company for at least 9 years and with average Board tenure of more than 15 years. This experience with the Company provides the members of the Board of Directors a thorough understanding of the Company’s market and business operations, policies and processes, rules and regulations, risks and mitigating solutions and controls environment. The Nominating/Corporate Governance Committee’s process for identifying, evaluating and recommending qualified candidates for nomination to the Board of Directors is described starting on page 10 under “Director Nomination Process.”

Set forth below are the names of the nominees for election to the Board of Directors, along with their present positions, principal occupations and public company directorships held in the past five years and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.

George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006. He has more than 50 years’ experience in all phases of the property and casualty insurance business. The Company believes that Mr. Joseph’s expertise and experience in the insurance industry and in underwriting, claims management and rate making in particular, as well as his role as founder of the Company and his longstanding service as Chairman and Chief Executive Officer, qualify him for service on the Board of Directors.

Gabriel Tirador, President and Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President since October 2001. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 20 years’ experience in the property and casualty insurance industry and is an inactive certified public accountant. The Company believes that Mr. Tirador’s executive management and related experience in the property and casualty insurance industry as well as his accounting and financial reporting expertise, including experience as an auditor with KPMG LLP and in senior financial management positions, qualify him for service on the Board of Directors.

Michael D. Curtius has been retired since August 2012. From October 2000 to August 2012, Mr. Curtius was a consultant to the Company. He served as President and Chief Operating Officer of the Company from May 1995 until October 2000, and as Vice President and Chief Claims Officer of the Company from October 1987 until May 1995. The Company believes that Mr. Curtius’ operational and claims management expertise and his longstanding experience in executive management positions with the Company qualify him for service on the Board of Directors.

James G. Ellis currently serves as the Dean of the Marshall School of Business at the University of Southern California (USC) and holder of the Robert R. Dockson Dean’s Chair in Business Administration. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis has been a professor in the Marketing Department of the Marshall School of Business since 1997. From 1990 to 1997, he served as Chairman and Chief Executive Officer of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis also serves on the boards of directors of Fixed Income Funds and Investment Company of America, both investment funds of The Capital Group, a private company. The Company believes that Mr. Ellis’ extensive experience in executive management and senior academic positions qualify him for service on the Board of Directors.

Joshua E. Little has been a shareholder of the law firm of Durham Jones & Pinegar, P.C. for more than five years. Prior to joining Durham Jones & Pinegar, P.C., Mr. Little was an associate with Latham & Watkins LLP in San Diego, California from 1998 until 2004. The Company believes that Mr. Little’s legal, regulatory and corporate governance expertise and experience, along with his educational background and experience as shareholder and in senior management positions with Durham Jones & Pinegar, P.C., qualify him for service on the Board of Directors.

Martha E. Marcon has been retired since January 2006. For more than 20 years prior to January 2006, Ms. Marcon was a partner of KPMG LLP in Los Angeles, California. During 2008, Ms. Marcon provided consulting services to KPMG LLP. Ms. Marcon also serves on the board of directors and chairs the audit committee of The Independent Order of Foresters and its U.S.-based financial services subsidiaries, which is an international insurance and financial services organization. The Company believes that Ms. Marcon’s accounting and financial reporting expertise, particularly related to insurance organizations, and her experience as a certified public accountant for 28 years and an auditor with KPMG LLP for more than 30 years qualify her for service on the Board of Directors.

John G. Nackel, Ph.D. currently serves as Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC, a healthcare consulting firm that Dr. Nackel founded in 2007. Previously, Dr. Nackel spent 25 years with Ernst & Young LLP, and served as its Global Managing Partner of Healthcare Services, and also as Chief Executive Officer of Ingenix Consulting, a division of United HealthCare. Dr. Nackel also serves on the board of directors of The Ensign Group, Inc., a NASDAQ-listed provider of skilled nursing, rehabilitative care services, home health, home care, hospice care, assisted living and urgent care services. Dr. Nackel is a fellow of the American College of Healthcare Executives (FACHE) and the Healthcare Information and Management Systems Society (HIMSS). He is a senior member of the Institute of Industrial Engineers (IIE). The Company believes that Dr. Nackel’s extensive board and executive-level management and consulting experience, his broad experience in public accounting with Ernst & Young LLP and his valuable leadership and management insights qualify him for service on the Board of Directors.

Glenn S. Schafer has been retired since December 2005. Mr. Schafer has served on the board of directors of Janus Capital Group, a NYSE-listed asset manager since 2007, and currently serves as non-executive Chairman. Mr. Schafer also serves on the board of directors as lead independent director of Genesis HealthCare, Inc., a post-acute care provider, as well as on the board of directors of GeoOptics, Inc., an environmental earth observation company. Prior to his retirement, Mr. Schafer held various positions at Pacific Life Insurance Company, having served as Vice Chairman from April 2005 until his retirement, President and a director from 1995 until his retirement, Executive Vice President and Chief Financial Officer from 1991 to 1995, Senior Vice President and Chief Financial Officer from 1987 to 1991 and Vice President, Corporate Finance from 1986 to 1987. The Company believes that Mr. Schafer’s extensive financial expertise and demonstrated leadership and governance experience with large NYSE-listed companies, his experience in leadership positions within the insurance industry, his experience overseeing a wide range of financial products and his experience on several boards of directors and board committees qualify him for service on the Board of Directors.

Donald R. Spuehler has been retired since February 1995. From February 1992 through January 1995, Mr. Spuehler was of counsel to the law firm of O’Melveny & Myers in Los Angeles, California. For more than 20 years prior to February 1992, Mr. Spuehler was a partner of O’Melveny & Myers LLP. The Company believes that Mr. Spuehler’s extensive legal and taxation expertise, as well as his experience as a partner with O’Melveny & Myers LLP and his experience related to executive compensation matters qualify him for service on the Board of Directors.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.

CORPORATE GOVERNANCE

Corporate Governance Documents

The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Investment Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Investor Information – Corporate Governance” link. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence

NYSE rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of nine directors. The Board has determined that each of James G. Ellis, Joshua E. Little, Martha E. Marcon, John G. Nackel, Glenn S. Schafer and Donald R. Spuehler has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. Joseph and Tirador currently serve as executive officers of the Company, and Mr. Curtius was provided health benefits through the Company until August 2014.

To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.

Board Leadership Structure

Leadership of the Company is currently shared between Mr. Joseph, Chairman of the Board of Directors, and Mr. Tirador, President and Chief Executive Officer. Mr. Joseph held the offices of Chairman and Chief Executive Officer from the founding of the Company until 2007. Mr. Tirador was appointed President in 2001 and Chief Executive Officer in 2007. The Company does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board and Chief Executive Officer allows the Board of Directors to make a determination as to such positions from time to time and in a manner that it believes is in the best interest of the Company and its shareholders. Separating these positions currently allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that appointing the Chief Executive Officer separately from the Chairman of the Board is an important element of the Company’s succession planning process. Because the positions of Chairman of the Board and Chief Executive Officer are executive officer positions in the Company, and given the current and active participation of each leader in significant matters affecting the Company, Ms. Marcon has been appointed to act as the lead independent director. The lead independent director coordinates the activities of the non-management directors, including sessions of the non-management directors, and facilitates communications between the non-management directors and the other members of the Board and the management of the Company.

Board of Directors and Committees

The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2016 each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. Four directors attended the Annual Meeting of Shareholders in 2016.

The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s internal accounting controls and overseeing the statutory audit committees of the

Company’s insurance subsidiaries. The Audit Committee currently consists of Martha E. Marcon, John G. Nackel and Donald R. Spuehler, with Martha E. Marcon acting as Chair. Prior to February 2, 2017, the Audit Committee consisted of Martha E. Marcon, Donald P. Newell, Donald R. Spuehler, with Martha E. Macon acting as Chair. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (the “SEC”) and that Ms. Marcon qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held four meetings in 2016.

The Company has a Compensation Committee currently consisting of Donald R. Spuehler, John G. Nackel and Glenn S. Schafer, with Donald R. Spuehler acting as Chair. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held four meetings in 2016. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions and administering the Company’s 2015 Incentive Award Plan, Senior Executive Incentive Bonus Plan and Annual Incentive Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.

The Company has a Nominating/Corporate Governance Committee currently consisting of Martha E. Marcon, John G. Nackel and Donald R. Spuehler, with Martha E. Marcon acting as Chair. Prior to February 2, 2017, the Nominating/Corporate Governance committee consisted of Donald P. Newell, Martha E. Marcon and Donald R. Spuehler, with Donald P. Newell acting as Chair. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held two meetings in 2016. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.

The Company has an Investment Committee currently consisting of James G. Ellis, George Joseph, Gabriel Tirador and Glenn S. Schafer, with James G. Ellis acting as Chair. The Investment Committee operates pursuant to a written charter adopted by the Board of Directors. The Investment Committee held four meetings in 2016. The responsibilities of the Investment Committee include, without limitation, developing, reviewing and recommending to the Board of Directors and monitoring management’s compliance with investment strategies and guidelines, selecting and monitoring the competence and performance of investment managers, monitoring compliance of the Company’s investment policies and practices with applicable legal and regulatory requirements, reviewing and approving investment transactions, reporting to the Board of Directors at least quarterly regarding the investment transactions made by the Company and the Company’s investment strategies and guidelines, and performing all other duties of the Board of Directors with respect to investment transactions made by the Company.

The Board of Directors’ Role in Risk Oversight

The Company’s management is primarily responsible to identify and manage risks in relation to Company strategies and objectives; to establish and implement appropriate risk mitigation plans, processes and controls; and to actively manage risks in a manner that serves the best interests of the Company, its shareholders and other stakeholders. Management informs the Board of Directors regarding the most material risks confronting the Company on a regular basis and reports regarding its activities in managing and mitigating such risks.

The Board of Directors has oversight responsibility of the processes established to monitor and manage such risks. The Board of Directors believes that such oversight function is the responsibility of the entire Board of Directors through frequent reports and discussions at regularly scheduled Board meetings. In addition, the Board has delegated specific risk management oversight responsibility to the Board Committees. In particular, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting and also meets regularly with and receives reports from the Company’s internal auditors. The Investment Committee oversees management of risks related to the Company’s investment guidelines and the investment portfolio. The Nominating/Corporate Governance Committee oversees risk management related to the Company’s corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. The Compensation Committee oversees risk management related to the Company’s executive compensation plans and arrangements. These specific risk categories and the Company’s risk management practices are regularly reviewed by the Company’s Board Committees and discussed with the entire Board of Directors in the ordinary course of each Committee’s report at regular Board meetings.

The Company has implemented an enterprise risk management program for the purpose of providing an enterprise-wide perspective on its risks, with the objective of actively identifying and mitigating key risks. Management reports regularly to the Board of Directors regarding the enterprise risk management program and its activities in implementing and maintaining the program. Senior management and other employees also report to the Board of Directors and its Committees from time to time on risk-related issues.

Executive Sessions of Non-Management Directors

The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Martha E. Macon, lead independent director and Chair of the Nominating/Corporate Governance Committee, presides at these meetings. During 2016, the Board held four executive sessions of its non-management directors, including at least one such session with only independent directors.

Director Nomination Process

Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/ Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Except for Mr. Little who was appointed to the Board of Directors in February 2017, each of the nominees for election as director at the 2017 Annual Meeting of Shareholders was elected at the Annual Meeting of Shareholders held in 2016. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for election.

Communication with Directors

Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation – Non-Management Directors, P.O. Box 36662, Los Angeles, California 90036. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.

Code of Business Conduct and Ethics

The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Methodology

Objectives. The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, under the direction of the Compensation Committee, to tie total compensation to the Company’s business and financial performance, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.

Role of Management. Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Messrs. Joseph and Tirador retain the authority to establish compensation for all other executive officers and annually review compensation and responsibilities of all other executive officers.

The Company’s compensation program is designed to provide executive officers with total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. Joseph and Tirador and as determined by Messrs. Joseph and/or Tirador with respect to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.

The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.

Benchmarking and Compensation Consultants. The Compensation Committee did not review comparable company information in setting executive compensation during 2016, but instead has relied upon experience of its members in setting compensation of the Chief Executive Officer and Chairman of the Board of the Company. The Chief Executive Officer and Chairman of the Board do not review comparable company information in setting compensation levels for other executive officers of the Company, but generally establish compensation based on historical compensation levels for each executive officer and merit increases determined appropriate due to the performance of the executive officer, and for new executive officers based on the responsibilities and expertise of each individual executive officer and the position to which the executive officer is appointed. While the Company engaged a compensation consultant to assist in the initial development of the Annual Incentive Plan (“AIP”) in 2010, it has not historically engaged a compensation consultant for annual compensation determinations.

Compensation Program Changes for 2017

For 2017, the Compensation Committee has implemented certain key changes to the Company’s compensation programs:

•

New Annual Bonus Program Tied to Pre-Tax Underwriting Income: The Company has adopted a new bonus program for 2017 and the AIP has been discontinued. No further bonuses will be awarded under the AIP. Bonuses for the Company’s employees for 2017 will be paid on a discretionary basis from a bonus pool that will be a defined percentage of the Company’s pre-tax underwriting income for 2017, as recommended by the Company and approved by the Compensation Committee. The bonuses for 2017 for Messrs. Joseph and Tirador will continue to be paid under the Senior Executive Incentive Bonus Plan (the “Senior Plan”) and will be a specified percentage of the Company’s pre-tax underwriting income for 2017, as recommended by the Company and approved by the Compensation Committee.

•	No Further Long-Term Incentive Awards: As recommended by the Company, the Compensation Committee has determined that it will not make new long-term incentive awards to the Company’s employees in 2017.

Components of Executive Compensation

The Company’s executive compensation program consists of base salary, annual cash bonuses, long-term incentives and other benefits.

Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is initially determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salary of Mr. Joseph, Chairman of the Board, and Mr. Tirador, Chief Executive Officer, is determined on an annual basis by the Compensation Committee. In addition to cash compensation, both Mr. Joseph and Mr. Tirador receive director fees for their participation on the Board of Directors.

Pursuant to the standing resolution described above, Mr. Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. Joseph and Tirador. Salary increases are generally effective as of March 1 of the applicable year. Annual salary increases for each of the executives for 2016 (over 2015 annual salary levels) were approximately 3%. Annual salary increases for 2017 (over 2016 annual salary levels) were again approximately 3% with the 2017 annual salaries for each of Messrs. Joseph and Tirador, and Messrs. Theodore Stalick, Senior Vice President and Chief Financial Officer, Allan Lubitz, Senior Vice President and Chief Information Officer, and Robert Houlihan, Vice President and Chief Product Officer, as follows: Mr. Joseph ($1,050,000); Mr. Tirador ($980,000); Mr. Stalick ($608,032); Mr. Lubitz ($463,644); and Mr. Houlihan ($414,940).

Annual Cash Bonuses. In addition to base salary, the Company seeks to provide a substantial portion of total compensation for executive officers through annual cash bonuses based on performance criteria. For 2016, there were two performance-based annual cash bonus plans, the Senior Plan and the AIP. The Senior Plan and the AIP are referred to in this Proxy Statement collectively as the Bonus Plans.

The Company provides for cash bonus opportunities to participants under the Bonus Plans based upon Company performance goals set by the Compensation Committee and individual performance of the participant. The Bonus Plans are administered by the Compensation Committee, with day-to-day administration of the AIP delegated to the Company’s Chief Executive Officer and his designees.

Only Messrs. Joseph and Tirador participate in the Senior Plan. For 2016, all other employees of the Company and its subsidiaries, including the other named executive officers, were eligible to participate in the AIP, except those who participated in other incentive programs, such as employees of the Company’s subsidiaries, Auto Insurance Specialists LLC (“AIS”) and Workmen’s Auto Insurance Company (“WAIC”), and certain employees and executive officers within the Company’s investment, legal and marketing departments. Employees and executive officers within AIS and WAIC are compensated under programs managed separately by those companies, employees and executive officers within the Company’s investment department are awarded annual cash bonuses based on the financial performance of the Company’s investment portfolio, certain employees within the Company’s legal department are awarded annual cash bonuses based on their management of assigned cases, and certain employees within the Company’s marketing department are awarded annual cash bonuses pursuant to an incentive plan designed specifically for the marketing department.

The Compensation Committee establishes the target incentive percentages and Company and/or individual performance goals for the named executive officers under the Bonus Plans, with the Company’s Chief Executive Officer or his designee making recommendations to the Compensation Committee for the employees and job classifications as well as the target incentive percentages and Company and individual performance goals applicable to participants other than the Chairman of the Board and the Chief Executive Officer. The target incentive percentages and performance goals under the Bonus Plans vary among participants and may change from plan year to plan year.

Company performance goals under the Bonus Plans may be based on one or more financial or operational criteria established by the Compensation Committee for each plan year including, without limitation, underwriting income, underwriting results, premium growth, operating income return on equity, customer satisfaction, revenue, sales, financial ratios and other performance metrics as the Compensation Committee deems appropriate under the circumstances. Company performance goals under the Bonus Plans are evaluated against the Company’s performance on a consolidated basis. Non-employee directors of the Company are not eligible to participate in the Bonus Plans.

The Compensation Committee seeks to establish performance goals and bonus targets that will provide incentive to all Company employees, including the named executive officers, for the Company to achieve financial performance that will generate return on capital levels that are in excess of the return on capital generally achieved in the industry in which the Company operates and that are higher than the return on capital levels that the Company is currently achieving.

2016 Bonus Amounts

For the 2016 plan year, the Compensation Committee established the following target and maximum bonus percentages of base earnings for each of the named executive officers based on the Company’s performance against the performance goals approved under the Bonus Plans:

Name	Target Bonus Percentage	Maximum Bonus Percentage
George Joseph	120%	172.5%
Gabriel Tirador	120%	172.5%
Robert Houlihan	80%	143.8%
Allan Lubitz	75%	134.8%
Theodore Stalick	60%	107.8%

Target bonus percentages for 2016 for each of the named executive officers were consistent with the target bonus percentages for 2015. Maximum bonus percentages for 2016 for each of the named executive officers were reduced from the maximum bonus percentages for 2015 to more closely align employee performance incentives to achieve desired return on capital levels, while managing the compensation provided to all Company employees, including executive officers. The Compensation Committee also approved an objective formula for determining bonus amounts between the threshold and maximum levels which weighted Earned Premium Growth and Combined Ratio evenly.

For the 2016 plan year, the Company performance goals for annual incentive awards under the Bonus Plans were based on the Company’s Net Earned Premium Growth and Combined Ratio during 2016, each determined in accordance with United States generally accepted accounting principles (“GAAP”), except for including a predetermined amount charged as an internal cost for catastrophes (including for reinsurance coverage purchased specifically to cover catastrophic losses) and excluding the impact of catastrophic losses, net of any reinsurance recoveries, the performance of WAIC and any acquisition during the 2016 Plan year, costs and expenses associated with reorganizations or consolidations completed during the 2016 Plan year and costs, expenses or other amounts incurred as a result of an adverse decision related to the false advertising order to show cause portion of the pending California Department of Insurance notice of non-compliance, and the Company’s Operating Income Return on Equity1 during 2016 without including such adjustments.

For 2016, the Compensation Committee established (a) minimum performance thresholds for Net Earned Premium Growth of negative 10% and Combined Ratio of 98.2% necessary to receive any bonus under the Bonus Plans, (b) Net Earned Premium Growth between 0% and up to 5% and Combined Ratio of 96.8% necessary to receive the target bonus under the Bonus Plans, (c) Net Earned Premium Growth of greater than 10% and Combined Ratio of 94.0% or lower necessary to receive the maximum bonus under the Bonus Plans and (d) minimum Operating Income Return on Equity of 7.7% to receive any bonus under the Bonus Plans, with the aggregate bonus amount being reduced to the extent necessary to cause Operating Income Return on Equity to equal 7.7% after taking into account the aggregate bonus amount. For purposes of determining bonus amounts between the threshold and maximum levels, the Compensation Committee approved the performance thresholds and bonus percentages set forth in the tables below, with the final bonus percentage being the product of the bonus percentage earned for Combined Ratio performance multiplied by the bonus percentage earned for Net Earned Premium Growth performance. Combined Ratios are not rounded between performance levels, but the bonus percentages are interpolated on a linear basis for Combined Ratios between performance levels.

Combined Ratio	Bonus Factor
Greater than 98.2%	0%
98.2%	50%
97.5%	75%
96.8%	100%
95	105%
94.0% and lower	115%

Net Earned Premium Growth	Bonus Factor
Less than -10%	0%
Equal or between -6.1 to -10%	50%
Equal or between -3.1% to -6%	75%
Equal or between -.01% to -3%	90%
Equal or between 0% to 5%	100%
Equal or between 5.1% to 10%	110%
Greater than 10%	125%

The AIP for 2016 also permitted each participant’s supervisor to determine on a discretionary basis the participant’s individual performance rating (with any participant who is rated outstanding, exceeds expectations or fully achieved expectations receiving 100% of the participant’s bonus based on the Company’s performance and any participant who is rated partially meets expectations or does not meet expectations not being eligible for a bonus) and additionally the participant’s overall contribution to the Company relative to other members of the participant’s department and in similar positions in the Company. In addition, the AIP in 2016 permitted each AIP participant’s supervisor to apply a multiplier of between 0.75 and 1.25 to the participant’s bonus after application of the corporate achievement multiplier based on the supervisor’s discretionary determination. The Bonus Plans also permitted for 2016 the Compensation Committee’s discretion to reduce each participant’s bonus to zero in the event the participant’s individual performance warrants such reduction.

During 2016, the Company achieved 5.94% Net Earned Premium Growth and a 100.21% Combined Ratio, after including a predetermined amount charged as an internal cost for catastrophes (including for reinsurance coverage purchased specifically to cover catastrophic losses) and excluding the impact of catastrophic losses, net of any reinsurance recoveries, the performance of WAIC and any acquisition during the 2016 Plan year, costs and expenses associated with reorganizations or consolidations completed during the 2016 Plan year and costs,

[1]	Operating Income Return on Equity is a non-GAAP measure calculated for purposes of the Bonus Plans for 2016 as (1) the Company’s net income as presented in the Company’s annual financial statements and calculated in accordance with GAAP, exclusive of realized investment gains and losses, net of tax, expressed as (2) a percentage of beginning shareholders’ equity as presented in the Company’s annual financial statements, excluding unrealized gains and losses, net of taxes.

expenses or other amounts incurred as a result of an adverse decision related to the false advertising order to show cause portion of the pending California Department of Insurance notice of non-compliance. During 2016, the Company’s Operating Income Return on Equity was below 7.7%.

Based on the Company’s performance against the established performance criteria, no bonuses were paid in 2017 for 2016 performance under the Bonus Plans.

2017 Bonus Program

As described above, the Company has adopted a new bonus program for 2017 and the AIP has been discontinued. No further bonuses will be awarded under the AIP. Bonuses for the Company’s employees for 2017 will be paid on a discretionary basis from a bonus pool that will be a defined percentage of the Company’s pre-tax underwriting income for 2017, as recommended by the Company and approved by the Compensation Committee. The bonuses for 2017 for Messrs. Joseph and Tirador will be paid under the Senior Plan and will be a specified percentage of the Company’s pre-tax underwriting income for 2017, as recommended by the Company and approved by the Compensation Committee.

Long-Term Incentive Compensation. Long-term incentive compensation generally includes awards granted under the Company’s 2015 Incentive Award Plan. Awards granted prior to 2015 were granted under the Company’s 2005 Amended and Restated Equity Incentive Award Plan. Both of the Company’s equity award plans have been approved by the Company’s shareholders. Available awards include a variety of stock-based compensation such as stock options, restricted stock, restricted stock units (“RSUs”), dividend equivalent awards, stock payment awards, stock appreciation rights and performance awards which can be a cash bonus award or other incentive award paid in cash. The objective of granting long-term incentive awards is to align executive officers’ interests with the longer term interests of shareholders. These awards, which are at risk and dependent on the creation of incremental shareholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award amounts are based on individual performance, level of responsibility, the executive officer’s potential to make significant contributions to the Company and award levels at other similar companies.

In 2016 and prior years, the Company has issued primarily performance-vesting RSUs. The Company has also occasionally granted stock options to executive officers and other employees, although no stock options were granted in 2016. The performance-vesting RSUs represent the right to earn and receive a number of shares of Common Stock based on the achievement of specific performance requirements, although the Company may elect to settle RSUs in cash rather than shares of Common Stock. The performance-vesting RSUs are intended to further align executive officer compensation to the performance of the Company over a multi-year period. The individual grants to named executive officers are subjectively determined based on a number of factors, including the executive officer’s responsibility level and functional role within the Company.

Vesting of 2014 Long-Term Incentive Awards

In 2014, the Compensation Committee granted performance-vesting RSUs to executive officers that were eligible to vest if and to the extent that the Company’s cumulative Earned Underwriting Income2 or annual

[2]	Earned Underwriting Income is a non-GAAP measure calculated as follows: (1) net premiums earned for the applicable period, less (A) losses and loss adjustment expenses for the applicable period, (B) policy acquisition costs for the applicable period, and (C) other operating expenses for the applicable period, in each case as determined in accordance with U.S. generally accepted accounting principles and reflected in the Company’s annual financial statements, adjusted by (2) losses and loss adjustment expenses associated with a catastrophic event, net of any reinsurance recoveries, as reported in the Company’s earnings releases or periodic reports, and costs, expenses and premiums incurred in connection with the purchase of reinsurance for the specific purpose of covering catastrophic events.

Earned Underwriting Income and Net Premium Growth during the three-year period ended December 31, 2016 (the “2014-2016 Performance Cycle”) achieve or exceed the threshold performance levels established by the Compensation Committee. Acquisitions are excluded from performance factors.

Earned Underwriting Income Objectives: If the Company achieved the target cumulative Earned Underwriting Income for the 2014-2016 Performance Cycle ($133,000,000), then 100% of the target RSUs would vest. If the Company achieved a cumulative Earned Underwriting Income greater than the target and up to 120% of the target, an increased number of RSUs would vest on a linear basis greater than 100% and up to 150% of the target RSUs vesting. For financial performance of 60% and up to 80% of the target, a reduced number of RSUs would vest on a linear basis from 25% to 50% of the target RSUs vesting. Similarly, for financial performance greater than 80% but less than 100% of target, a reduced number of granted RSUs would vest on a linear basis greater than 50% but less than 100% of target vesting. If the Earned Underwriting Income performance factor resulted in a vesting percentage less than 33%, then 33% of the granted RSUs would vest if the Earned Underwriting Income in any individual fiscal year within the 2014-2016 Performance Cycle exceeded $44 million, and if the cumulative Earned Underwriting Income performance factor for the 2014-2016 Performance Cycle resulted in a vesting percentage less than 67%, then 67% of the granted RSUs would vest if the Earned Underwriting Income in each of two individual fiscal years within the 2014-2016 Performance Cycle exceeded $44 million. The Company’s cumulative Earned Underwriting Income for the 2014-2016 Performance Cycle was $114,902,000, resulting in a 65.98% performance factor. Because the Company’s Earned Underwriting Income in 2014 and 2015 exceeded $44,000,000 ($50,009,000 and $51,338,000, respectively), the final Earned Underwriting Income performance factor was 67% under the terms of the performance-based RSUs.

Net Premiums Earned Objectives: In addition to Earned Underwriting Income, Net Premiums Earned growth could increase or decrease the percent of RSUs vesting. A growth multiplier was calculated by subtracting the Net Premiums Earned for 2013 from the Net Premiums Earned for 2016. The difference was divided by three to determine the average change in Net Premiums Earned over the 2014-2016 Performance Cycle. The average change in Net Premiums Earned over the 2014-2016 Performance Cycle was then divided by the Net Premiums Earned for 2013 to determine the Net Premiums Earned growth percentage over the 2014-2016 Performance Cycle and the applicable growth multiplier. The resulting growth multiplier was then multiplied by the Earned Underwriting Income performance factor for the 2014-2016 Performance Cycle. The maximum growth multiplier allowed for the 2014-2016 Performance Cycle was 125%. The Company’s Net Premiums Earned growth percentage over the 2014-2016 Performance Cycle was 5.10%, resulting in a multiplier of 110.49%.

Based on the foregoing results, the RSUs granted in 2014 vested in February 2017 as follows:

Name	Target RSUs	Earned Underwriting Income Vesting Percentage	Net Premium Growth Vesting Percentage	RSU Vesting Percentage	RSUs Vested
George Joseph	10,000	67%	110.49%	74.03%	7,403
Gabriel Tirador	10,000	67%	110.49%	74.03%	7,403
Allan Lubitz	6,000	67%	110.49%	74.03%	4,442
Robert Houlihan	6,000	67%	110.49%	74.03%	4,442
Theodore Stalick	6,000	67%	110.49%	74.03%	4,442

2015 and 2016 Long-Term Incentive Awards

In February 2015, the Compensation Committee granted performance-vesting RSUs to executive officers that vest if and to the extent that the Company’s Earned Underwriting Income or annual Earned Underwriting Income and Net Premium Growth during the three-year period ending December 31, 2017 achieve or exceed the threshold performance levels established by the Compensation Committee. Acquisitions and results of WAIC are excluded from performance factors.

In February 2016, the Compensation Committee granted performance-vesting RSUs to executive officers that vest if and to the extent that the Company’s Earned Underwriting Income or annual Earned Underwriting Income, Net Premium Growth and Operating Income Return on Equity during the three-year period ending December 31, 2018 achieve or exceed the threshold performance levels established by the Compensation Committee. The 2016 grants to the Company’s named executive officers are as follows: to each of Mr. Joseph and Mr. Tirador, 10,000 “target” RSUs which may vest for up to 18,750 shares of Common Stock at “maximum” performance; to each of Mr. Stalick, Mr. Lubitz, and Mr. Houlihan, 6,000 “target” RSUs which may vest for up to 11,250 shares of Common Stock at “maximum” performance. Acquisitions and results of WAIC are excluded from performance factors except for Operating Income Return on Equity.

No Further Long-Term Incentive Awards

The Compensation Committee has determined that it will not grant new long-term incentive awards to the Company’s employees for 2017.

Other Benefit Programs. The Company’s executive compensation program also includes what the Compensation Committee believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: all named executive officers are provided with the personal use of company-owned automobiles and parking, and the Company pays club dues on behalf of Mr. Joseph.

Consideration of Nonbinding Advisory Vote on Executive Compensation

At the Company’s 2014 Annual Meeting of Shareholders, shareholders holding more than 99% of the votes cast on the proposal voted to approve the compensation of the Company’s named executive officers. The Compensation Committee has considered these results with management and with the full Board of Directors and determined that no specific changes were necessary in its compensation policies and decisions with respect to 2017 as a result of the 2014 vote. The Compensation Committee intends to continue to consider the results of shareholder votes regarding the Company’s named executive officers.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to certain of its named executive officers to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Certain performance-based compensation approved by the Company’s shareholders may be eligible for an exemption from this deduction limit provided that certain procedural requirements are met. Generally, in structuring compensation for the Company’s named executive officers, the Company considers whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.

Conclusion

With compensation based on annual base salary, performance-based cash bonuses, long term equity incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company. No executive officers have change of control or “parachute” payments arrangements other than with respect to cash bonuses awarded and earned but unpaid on the date of a change of control. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders.

The Compensation Committee

Donald R. Spuehler, Chair

John G. Nackel

Glenn S. Schafer

Compensation Risks Assessment

Management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan (3)	All Other Compensation (4)	Total
George Joseph	2016	$1,019,200	$43,302	$534,900	$—	$48,720	$1,646,122
Chairman of the Board	2015	988,960	42,052	537,500	963,136	44,522	2,576,170
	2014	959,028	40,000	450,000	1,182,738	43,657	2,675,423

Gabriel Tirador	2016	$948,931	$40,585	$534,900	$—	$59,680	$1,584,096
President, Chief Executive	2015	918,701	39,335	537,500	894,656	55,755	2,445,947
Office and Director	2014	888,805	38,085	450,000	1,099,768	59,061	2,535,719

Theodore Stalick	2016	$589,445	$25,848	$320,940	$—	$16,908	$953,141
Senior Vice President	2015	569,869	25,016	322,500	277,504	20,075	1,214,964
Chief Financial Officer	2014	553,643	24,324	270,000	342,595	23,500	1,214,062

Allan Lubitz	2016	$449,470	$20,106	$320,940	$—	$17,007	$807,523
Senior Vice President	2015	434,402	19,122	322,500	264,271	17,684	1,057,979
Chief Information Officer	2014	419,284	18,509	270,000	324,379	25,473	1,057,645

Robert Houlihan	2016	$404,493	$17,667	$320,940	$—	$20,738	$763,838
Vice President	2015	392,370	17,176	322,500	254,725	20,606	1,007,377
Chief Product Officer	2014	379,052	15,822	270,000	312,661	20,475	998,010

(1)	Represents the annual one-half-month’s bonus awarded to all employees of the Company plus $250 bonuses provided for participation in the Company’s wellness program and $1,000 (family coverage) or $800 (two party coverage) bonuses provided for enrollment in the Company’s high deductible health plan program.

(2)	Reflects the aggregate fair value of awards granted as of the applicable grant date calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) adopted by the Financial Accounting Standards Board. Grant date fair value for the RSUs granted to the named executive officers is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2016 to each of the following named executive officers would be: $1,002,938 (in the case of each of Mr. Joseph and Mr. Tirador) and $601,763 (in the case of each of Mr. Stalick, Mr. Lubitz and Mr. Houlihan). Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2015 to each of the following named executive officers would be: $1,007,813 (in the case of each of Mr. Joseph and Mr. Tirador) and $604,688 (in the case of each of Mr. Stalick, Mr. Lubitz and Mr. Houlihan). Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2014 to each of the following named executive officers would be: $843,750 (in the case of each of Mr. Joseph and Mr. Tirador) and $506,250 (in the case of each of Mr. Stalick, Mr. Lubitz and Mr. Houlihan). For additional information about the assumptions used in calculating the grant date fair value of these awards, refer to the notes to the Company’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2016, 2015, and 2014, as filed with the SEC. The three-year performance period for the 2014 RSU grants is complete and awards were earned based on Company performance during the performance period. The three-year performance periods for the 2015 and 2016 RSU grants are still open.
(3)	Represents awards to Messrs. Joseph and Tirador under the Senior Plan and to Messrs. Stalick, Lubitz and Houlihan under the AIP, as described in more detail under “Compensation Discussion and Analysis – Annual Cash Bonuses” above.
(4)	See All Other Compensation table below.

All Other Compensation

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Director Fees	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans (2)	Total
George Joseph	2016	$32,000	$16,720	—	$48,720
	2015	32,000	12,522	—	44,522
	2014	32,000	11,657	—	43,657

Gabriel Tirador	2016	$32,000	$18,405	$9,275	$59,680
	2015	32,000	14,480	9,275	55,755
	2014	32,000	17,961	9,100	59,061

Theodore Stalick	2016	—	$7,633	$9,275	$16,908
	2015	—	10,800	9,275	20,075
	2014	—	14,400	9,100	23,500

Allan Lubitz	2016	—	$7,732	$9,275	$17,007
	2015	—	8,409	9,275	17,684
	2014	—	16,373	9,100	25,473

Robert Houlihan	2016	—	$11,463	$9,275	$20,738
	2015	—	11,331	9,275	20,606
	2014	—	11,375	9,100	20,475

(1)

Represents for Mr. Joseph personal use of company automobile and parking in the amounts of $5,705, $6,378 and $6,437 in 2016, 2015, and 2014, respectively, and club dues of $11,015, $6,144 and $5,220 in 2016, 2015, and 2014, respectively; for Mr. Tirador personal use of company automobile and parking; for Mr. Stalick automobile and parking allowance; for Mr. Lubitz personal use of company automobile and parking in the amounts of $7,732, $8,409 and $8,411 in 2016, 2015, and 2014, respectively, and travel expenses for Mr. Lubitz during 2014 in the amount of $7,962; and for Mr. Houlihan personal use of company automobile and parking.
(2)	Represents the Company’s matching contributions under a 401(k) option in the profit sharing plan.

Grants of Plan-Based Awards

The following table contains information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2016.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
George Joseph	2/22/2016	$304,444	$1,217,777	$1,750,555	1,250	10,000	18,750	$534,900
Gabriel Tirador	2/22/2016	283,445	1,133,779	1,629,808	1,250	10,000	18,750	534,900
Theodore Stalick	2/22/2016	66,023	352,120	632,716	750	6,000	11,250	320,940
Allan Lubitz	2/22/2016	62,930	335,628	603,081	750	6,000	11,250	320,940
Robert Houlihan	2/22/2016	60,413	322,204	578,961	750	6,000	11,250	320,940

(1)	Represents threshold, target and maximum performance-based awards to Messrs. Joseph and Tirador under the Senior Plan and to Messrs. Stalick, Lubitz and Houlihan under the AIP.
(2)	Represents threshold, target and maximum number of performance-based RSUs eligible to be earned following completion of a three-year performance period ending December 31, 2018 based on the Company’s achievement of established Earned Underwriting Income and annual Earned Underwriting Income, Net Premiums Earned growth and Operating Income Return on Equity targets. Up to 187.5% of the target number of performance-based RSUs granted to each named executive officer will vest if, and to the extent that, the Company’s Earned Underwriting Income and Net Premiums Earned growth during such three-year period achieve or exceed the threshold performance levels established by the Compensation Committee. The final number of RSUs eligible to vest may be adjusted further based on the Company’s Operating Income Return on Equity for the three-year performance period. Each RSU that is earned represents a contingent right to receive one share of the Company’s Common Stock upon vesting.
(3)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under ASC 718.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested RSUs previously awarded to the named executive officers at December 31, 2016.

	Option Awards (1)				Stock Awards (2)
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
George Joseph	—	—	—	—	27,403	$1,506,438

Gabriel Tirador	—	12,500	$42.46	04/26/23	27,403	$1,506,438

Theodore Stalick	—	2,500	$45.30	07/26/23	16,442	$903,874

Allan Lubitz	5,000	2,500	$45.30	07/26/23	16,442	$903,874

Robert Houlihan	10,000	—	$47.61	02/13/18	16,442	$903,874
	7,500	2,500	$45.30	07/26/23

(1)	All stock option awards have a term of ten years from the date of grant and become exercisable in four equal installments on the first through fourth anniversaries of the grant date.
(2)	Represents performance-based RSUs granted in 2014, 2015 and 2016. The number of RSUs reflected in the table above with respect to each of the 2015 and 2016 awards (10,000 RSUs for each of Messrs. Joseph and Tirador and 6,000 RSUs for each of Messrs. Stalick, Lubitz and Houlihan) represents the estimated possible payouts assuming target performance under such awards. These performance-based RSUs are eligible to be earned following completion of a three-year performance period based on the Company’s achievement of established Earned Underwriting Income and annual Earned Underwriting Income and Net Premiums Earned growth targets (and, with respect to the 2016 awards, Operating Income Return on Equity targets). The maximum number of RSUs that may vest under these awards is 187.5% of target for each of the 2015 and 2016 awards.

The number of RSUs reflected in the table above with respect to the 2014 awards (7,403 RSUs for each of Messrs. Joseph and Tirador and 4,442 RSUs for each of Messrs. Stalick, Lubitz and Houlihan) represents the actual payout upon vesting in February 2017 at 74.03% of target based on the Company’s achievement relative to the performance objectives, as certified in writing by the Compensation Committee and described in detail above under “Long-Term Incentive Compensation.” These awards were settled for cash in March 2017, with the resulting number of RSUs valued at the fair market value per share of our Common Stock on the vesting date for purposes of such cash payouts. The cash payouts to the named executive officers were as follows: $434,038 for each of Messrs. Joseph and Tirador; $260,434 for each of Messrs. Stalick, Lubitz and Houlihan.

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by and the stocks vested for the named executive officers during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired On Vesting	Value Realized on Vesting
George Joseph	—	$—	18,711	$999,542
Gabriel Tirador	25,000	300,071	18,711	999,542
Allan Lubitz	—	—	11,227	599,746
Robert Houlihan	—	—	11,227	599,746
Theodore R. Stalick	5,000	47,558	7,485	399,849

Equity Compensation Plan Information

As of December 31, 2016, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2005 Equity Incentive Plan (1)	85,500	$45.27	—
2015 Equity Incentive Plan (2)	189,000	—	4,711,000
Equity compensation plans not approved by security holders	—	—	—
Total	274,500	$45.27	4,711,000

(1)	The 2005 Plan expired in January 2015.
(2)	Consists solely of shares subject to performance-based RSUs reflected at “target” performance (which number would be 354,375 shares at “maximum” performance).

Director Compensation Table

The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2016 to directors other than Messrs. Joseph and Tirador whose director compensation is disclosed above in the “All Other Compensation Table.”

Name	Fees Earned or Paid in Cash
Bruce A. Bunner (1)	$12,000
Michael D. Curtius	32,000
James G. Ellis	29,500
Christopher Graves (1)	12,000
Richard E. Grayson (1)	14,000
Martha E. Marcon	59,000
John G. Nackel	36,500
Donald P. Newell	64,000
Glenn S. Schafer	39,500
Donald R. Spuehler	56,000

(1)	The terms of service for Messrs. Bunner, Graves and Grayson expired on May 11, 2016.

During 2016, each of the Company’s directors received a $4,000 quarterly retainer and $4,000 for each board of directors meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees receive additional compensation for service on Board committees. The chair of the Audit Committee received an annual retainer of $5,000 and received $5,000 per Audit Committee meeting attended in person, and each member of the Audit Committee received $3,000 per Audit Committee meeting attended in person. The chair of the Compensation Committee received an annual retainer of $4,000 and received $2,000 per Compensation Committee meeting attended in person, and each member of the Compensation Committee received $1,500 per meeting attended (other than meetings held on the date of meetings of the entire Board of Directors). The chair of the Nominating/Corporate Governance Committee received an annual retainer of $2,000 and $1,500 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $1,000 per meeting attended in person plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. The chair of the Investment Committee received a fee of $2,000 and each non-management member of the Investment Committee received $1,500 per meeting attended in person. The lead independent director received an annual retainer of $15,000. None of the Company’s non-employee directors receive equity awards.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During fiscal year 2016, Donald R. Spuehler, Bruce A. Bunner and Richard E. Grayson were members of the Compensation Committee through February 1, 2016. Effective February 2, 2016, the Compensation Committee was reorganized to be comprised of Donald R. Spuehler, John G. Nackel and Glenn S. Schafer, with Donald R. Spuehler acting as Chair. No member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2016.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is designed to attract, motivate and retain a talented team of executives. The Company seeks to accomplish this goal in a way that rewards performance that is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program achieves this goal and is strongly aligned with the long-term interests of its shareholders.

Pursuant to Section 14A of the Exchange Act, the Company is submitting a proposal to its shareholders for an advisory vote on the compensation of its named executive officers. This proposal is a non-binding vote, but gives shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

Accordingly, the following resolution is submitted for shareholder vote at the 2017 Annual Meeting:

“RESOLVED, that the shareholders of Mercury General Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2017 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying tabular disclosure regarding named executive officer compensation and the corresponding narrative disclosure and footnotes.”

As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is submitting a proposal to its shareholders for an advisory vote as to whether the shareholder advisory vote to approve the compensation of our named executive officers – Proposal No. 2 above – should occur every one, two or three years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every one year. The Board believes that the annual frequency best achieves the intended objectives of the advisory vote to approve executive compensation, and gives shareholders the opportunity to provide feedback to the Compensation Committee on how its decisions in the preceding fiscal year, as well as outlook and anticipated decisions in the current fiscal year, further the goals of the Company’s compensation programs. The Board believes that receiving this annual input from shareholders will allow the Compensation Committee to proactively consider the Company’s compensation programs and seek incremental changes were determined appropriate.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The Board of Directors unanimously recommends that shareholders vote to conduct future advisory votes on executive compensation every ONE YEAR.

RELATED PERSON TRANSACTIONS

Related Party Transaction Approval Policy

The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board of Directors has adopted a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.

Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/ Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.

Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.

George Toney, the nephew of George Joseph and the brother of Charles Toney, the Company’s Chief Actuary, is the beneficial owner of Metro West Insurance Services, Inc., a California insurance agency. In 2016, the Company paid commissions to that agency in accordance with the Company’s standard agency contract of $847,360. Louise Toney, George Joseph’s sister, is an employee of and receives compensation from the agency.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Mercury General Corporation Board of Directors is composed of three independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Martha E. Marcon (chair), John G. Nackel and Donald R. Spuehler.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board.

The Company’s independent accountants also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants, if any, is compatible with their independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

February 2, 2017	The Audit Committee

Martha E. Marcon, Chair Donald R. Spuehler Donald P. Newell

Audit Fees for Fiscal 2016 and 2015

The aggregate fees billed to the Company by KPMG LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2016 and 2015 are as follows:

	2016	2015
Audit Fees (1)	$2,424,280	$2,374,100
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries’ statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.

Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Selection of Independent Auditors

The Audit Committee is responsible to select the independent auditors to audit the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K. The Audit Committee selected KPMG LLP during 2016 as independent auditors to audit the Company’s financial statements for 2016 and to review the Company’s interim financial statements for the first three quarters of 2017. During the next few months, as part of its normal selection process, the Audit Committee expects to select the independent auditors to audit the Company’s annual financial statements for 2017 and to review the Company’s interim financial statements for the first three quarters of 2018. As part of its selection process, the Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. The Audit Committee has pre-approved certain non-audit services below established dollar threshold amounts. Additional audit or non-audit services, or provision of non-audit services in excess of the threshold amounts, require separate pre-approval. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services in excess of the threshold amounts and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer of the Company, and person who owns more than 10% of a registered class of the Company’s equity securities is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the SEC by a specified date his or her transactions in the Company’s securities. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2016 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. No reporting person of the Company made a late filing under Section 16(a) for transactions occurring in fiscal year 2016. These statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and a representation that such reports accurately reflect all reportable transactions as holdings.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company no later than December 1, 2017, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company no later than January 10, 2018 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

ANNUAL REPORTS

Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116).

The Company’s Annual Report to Shareholders is being provided with the Proxy Statement to shareholders of record on March 16, 2017. Upon request, the Company will furnish the Annual Report to any shareholder.

BY ORDER OF THE BOARD OF DIRECTORS,

Judy A. Walters, Secretary

Los Angeles, California

March 31, 2017

MERCURY
GENERAL CORPORATION
MERCURY GENERAL CORPORATION
ATTN: JUDY WALTERS
4484 WILSHIRE BOULEVARD
LOS ANGELES, CA 90010
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
For All Withhold All For All Except
To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number (s) of the nominee (s) on the line below.
1. Election of Directors
Nominees
01 George Joseph 02 Martha E. Marcon 03 Donald R. Spuehler 04 Glenn S. Schafer
05 Joshua E. Little 06 John G. Nackel 07 Michael D. Curtius 08 Gabriel Tirador
09 James G. Ellis
The Board of Directors recommends you vote FOR the following proposal:
2 Advisory vote on executive compensation.
For Against Abstain
The Board of Directors recommends you vote 1 YEAR on the following proposal:
3 Advisory vote on the frequency of the advisory vote on executive compensation.
3 years 2 years 1 year Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
0000311836_1 R1.0.1.15
Important: Please sign exactly as your name appears on the Company’s Common Stock Certificate as set forth above. When signing as Attorney, Executor, Administrator, Trustee, Guardian or otherwise, give your full title as such. Each joint tenant should sign.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap are available at www.proxyvote.com
MERCURY GENERAL CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 10, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MERCURY GENERAL CORPORATION
The undersigned Shareholder(s) of MERCURY GENERAL CORPORATION (the “Company”) hereby constitutes and appoints George Joseph, Gabriel Tirador and Michael D. Curtius, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 10, 2017, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.
The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed, for Proposal 2 and “1 Year” in response to Proposal 3.
ESOP Participants: As to those Common Shares that are held for the undersigned in the Employee Stock Ownership Plan feature of the Company’s Profit Sharing Plan, I instruct the Trustee of such plan to sign a proxy for me and to mark the proxy as I specify on the reverse side. If I do not so specify or return the signed proxy by May 9, 2017 at midnight, I understand that the Administrative Committee of such plan will instruct the Trustee how to vote the shares. I also understand that my vote will be held in the strictest confidence. ESOP participants in the plan may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.
The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.
Continued and to be signed on reverse side
0000311836_2 R1.0.1.15